Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

January 14, 2019
Dr. Sandeep Chennakeshu
[Home Address]
[Home Address]
Personal and Confidential
Dear Sandeep:
At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below:
The Position
Your AMD job title will be that of Executive Vice President, Computing and Graphics, reporting to Dr. Lisa Su, President and Chief Executive Officer, and you will be located at our Austin, Texas site.
Start Date
Your start date will be January 21, 2019 or a date as may be mutually agreed by you and Dr. Su.
Compensation
Base Salary: You will be paid an annual salary of $600,000 USD. All payments are subject to deductions and withholdings required by law.
Your base salary will be subject to regular review based on your performance. AMD pays on a bi-weekly basis on Thursday, with the exception of the first paycheck for exempt employees who begin work in a pay week, who will be paid on the next regularly scheduled payday. Our compensation plans are subject to annual review and may be modified based on business need, in accordance with local law.
Sign-On Bonus: You will also receive a one-time gross sign-on bonus of $300,000 USD (subject to deductions and withholdings as required by law) to be paid within 30 days of your date of hire at AMD. If your employment is terminated by AMD for Cause (as defined below) or you terminate your employment without Good Reason (as defined below) prior to one year from your hire date, you must repay to AMD 100% of the sign-on bonus, as stated in the terms and conditions of the enclosed Sign-on Bonus Agreement. You must sign and date the enclosed Sign-on Bonus Agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.
Sign-On Grant: Subject to approval by the Compensation and Leadership Resources Committee of AMD's Board of Directors (Compensation Committee), you will be granted the following:

•
An award of $6,000,000 USD in value granted in Advanced Micro Devices, Inc. Restricted Stock Units (RSUs) The number of RSUs granted will generally be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date. RSUs will be typically granted on the 15th day of the month following your start date or on the 15th day of the same month if your start date is on the first day of the month.

•	1/3rd of the RSUs will vest on the first, second, and third anniversary of the grant date, subject to continued active service through each applicable vesting date.
Once approved, these RSUs will be granted by Advanced Micro Devices, Inc. and are separate from your regular compensation, with rights and obligations governed by the applicable grant and equity plan documents.
New Hire Grant: Subject to approval by the Compensation Committee, you will be granted the following:

•
An award of $2,500,000 USD in value granted in Advanced Micro Devices, Inc. shares, to be granted as 50% ($1,250,000) in value of Performance Restricted Stock Units (PRSUs), 25% ($625,000) in value of Stock Options, and 25% ($625,000) in value of RSUs;

•
The number of PRSUs and RSUs granted will generally be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date. Your Option award value will be further determined using a binomial factor in accordance with the Company’s stock option valuation practices.

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Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

•	PRSUs, RSUs and Options will be typically granted on the 15th day of the month following your start date or on the 15th day of the same month if your start date is on the first day of the month.

•	1/3 of these RSUs and Options will vest on the first, second, and third anniversary of the grant date, subject to continued active service through each applicable vesting date.

•	Stock Options will have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

•
PRSUs will be the same as described in the 8-K filed by AMD on 8/6/18. Earned and vested PRSUs will generally be settled on the later of August 15, 2021, or the date following the Committee’s certification of performance in 2021.

•
Once approved, these PRSUs, Options, and RSUs will be granted by Advanced Micro Devices, Inc. and are separate from your regular compensation, with rights and obligations governed by the applicable grant and equity plan documents.

2019 Annual Grant: Subject to approval by the Compensation Committee, you will be granted the following:

•
An award of $2,500,000 USD in value granted in Advanced Micro Devices, Inc. shares, to be granted commensurate with the type and mix of awards provided to the other AMD Executive Team (AET) members at your level.

•	The awards are expected to be granted in August of 2019.

Executive Incentive Plan: Subject to approval by the Compensation Committee, for each year of your employment, you will be eligible to participate in AMD Inc.’s Executive Incentive Plan (Bonus Plan), in accordance with the terms and conditions of the Bonus Plan document. Your initial target bonus opportunity will be 100% of your Base Salary, and this target will be prorated for 2019 based on your start date. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment. All Bonus Plan payments are subject to deductions and withholdings required by law.
Benefits
AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. These benefit programs are subject to change by AMD from time to time, and you will receive additional details about these benefits, including eligibility terms, in the near future.
These benefits include:

•	401(k) and Roth 401(k) Retirement Savings Plan with Company Match

•	Medical, Dental and Vision Plans

•	Healthcare and Dependent Care Reimbursement Accounts

•	In your situation, we are offering you 20 days of vacation minimum, subject to our typical vacation accrual policies. In addition, AMD offers its employees at least 10 paid holidays each year.
As an AMD executive, the following benefits are also offered:
Deferred Income Account Plan (DIA)
This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.
Executive Salary Continuation and Disability Plans
AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury.  For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 66 2/3% of your salary (up to $15,000/month).
Executive Life Insurance Plan
This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.

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Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

Executive Physical
AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above).  Executives not located in Austin or California may schedule an appointment with either provider when traveling to these locations on company business.
Change in Control
You will be offered a Change in Control Agreement with the terms and in the form approved by the Compensation Committee for executives at your level.
Severance Benefits
You will be eligible for specific Severance Benefits as set forth in the Addendum to this offer letter.
Legal fees
The Company will reimburse you for the reasonable attorneys’ fees incurred by you in relation to the review of this offer of employment.
Expense Reimbursement
The Company will reimburse you for business expenses incurred by you in the performance of your duties in accordance with the Company’s policies and procedures. To the extent you travel in connection with your duties hereunder, your air travel will be in first class for domestic flights and business class for international flights.
Section 409A of the Code
Notwithstanding any provision of this offer letter to the contrary, this offer letter is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code (“Code”). Nothing in this offer letter or otherwise will be construed as an entitlement to or guarantee of any particular tax treatment to you, and you will be solely responsible for your personal income taxes, including taxes or penalties under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code.  Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this offer letter shall be treated as a separate payment of compensation.  Any reimbursements or in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this offer letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  In no event may you, directly or indirectly, designate the calendar year of a payment. To the extent required for purposes of compliance with Section 409A of the Code, termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder, and for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” In no event will the timing of your execution of a release affect the time of payment of any nonqualified deferred compensation payable to you and, to the extent required by Section 409A of the Code, if a payment of nonqualified deferred compensation that is subject to your execution of a release could be paid in more than one calendar year, such compensation will be paid in the later calendar year.
Notwithstanding any provision of this offer letter to the contrary, if you are deemed by AMD at the time of your date of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this offer letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of the your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) delay period, all payments subject to and deferred pursuant to this paragraph shall be paid in a lump sum to you.

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Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

Background Check and Export License Requirement
This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and mutually agreed references, and educational background. Please protect your current employment until the background check processes are complete.
If applicable, this offer of employment is contingent on AMD successfully obtaining an export license for you in accordance with government regulations.
Proof of Employment Eligibility
In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this document on your first day of employment.
AMD Agreement and Acknowledgements
This offer is contingent upon your signing and returning this offer letter, the AMD Agreement (which includes AMD’s standard non-solicitation clause) and completing all new employee orientation requirements. You agree to observe and abide by AMD's written policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other written policies and rules issued in the future by AMD.
The working hours shall be in accordance with the standard working hours applicable to your department or section, or as otherwise mutually agreed upon between you and the Chief Executive Officer.
Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations.
If the terms of this offer are acceptable to you, please initial each page, sign your name below and return the original signed and dated document to Robert Gama. This offer will remain open until January 15, 2019. If you have any questions, please feel free to contact me or Robert Gama. We look forward to you joining the AMD team.
Sincerely,
/s/Lisa Su
Dr. Lisa Su
President & Chief Executive Officer, AMD

I am pleased to accept AMD's offer of employment as outlined above:

Signature _/s/Sandeep Chennakeshu
Date Jan 15, 2019
Start Date*
*If a start date has not yet been determined, please leave this item blank and contact Robert Gama, Chief Human Resources Officer T: + 1 512-934-0419 after returning your signed offer letter to align on a mutually acceptable date. Please note that all new AMD employees start on a Monday.

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Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

Addendum to January 14, 2019 Offer Letter: Severance Benefits offered to Sandeep Chennakeshu
Your offer also includes the following severance benefits:
If (a) you voluntarily resign your employment with AMD for Good Reason (as defined below) or your employment is involuntarily terminated without Cause (as defined below), in each case on or before the third anniversary of your start date and (b) you execute and return an irrevocable Separation Agreement in accordance with its terms described below within (30) days following your date of termination, you shall receive the following benefits (herein, the “Severance Benefits”):

1.
a lump sum cash payment in an amount equal to your base annual salary in effect at the time of the termination (or, if greater, in effect immediately prior to the occurrence of the event(s) giving rise to Good Reason), less deductions and withholdings required by law, which shall be paid as soon as administratively practicable following your date of termination;

2.	12 months of AMD paid COBRA medical, dental and/or vision insurance premiums based on your benefits elections in effect at the time of the termination;

3.	Use of the Employee Assistance Plan provided by the Company as part of the twelve months’ of COBRA coverage;

4.
all RSUs and Stock Options awarded to you as a part of the Sign-On and New Hire stock grants detailed in this offer shall, to the extent then outstanding and unvested, become fully vested and exercisable (in the case of the Stock Options); and

5.
the service-based vesting conditions applicable to all then outstanding and unvested PRSUs awarded to you as a part of the New Hire stock grant detailed in this offer shall be deemed satisfied, and such PRSUs shall remain outstanding and shall vest or be forfeited based on actual performance for the applicable performance period, as set forth in the PRSU award agreement.

The Separation Agreement will provide for (i) a mutual release and waiver of all claims between you and AMD and its affiliates (but excluding from such mutual release any claims AMD or an affiliate may have against you arising from your intentional misconduct, your breach of AMD’s customary confidentiality agreement, or your breach of the non-solicitation and non-compete restrictive covenants described below), (ii) a non-competition provision pursuant to which you agree that you will not, for a period of six (6) months following your termination of employment, without the prior written consent of AMD’s Chief Executive Officer, become employed by or a service provider to, or otherwise engage in any business or activity (whether directly or indirectly, as a partner, more than 1% shareholder, principal, agent, director, or affiliate) on behalf of, Intel Corporation and/or Nvidia Corporation, (iii) a non-solicitation provision pursuant to which you agree that you will not, for a period of one (1) year following your termination of employment, solicit AMD employees in accordance with AMD’s standard non-solicitation agreement, and (iv) a reaffirmation of your continuing obligations (if any) under any other written agreements with AMD (including, without limitation, the AMD Agreement).
For this purpose, “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction in your annual base salary, other than as part of a general reduction in the base salaries of each of the Company’s named executive officers in substantially the same proportions; (ii) a material reduction in your annual target bonus opportunity under the Executive Incentive Plan (or any successor annual bonus plan) other than as part of a general reduction in the annual target bonuses of each of the Company’s named executive officers in substantially the same proportions; (iii) the failure by AMD to issue the sign-on and/or new-hire stock or long-term incentive grants detailed in your offer letter or a material reduction in your annual long-term incentive grant value other than as part of a general reduction in the annual long-term incentive grant value of each of the Company’s named executive officers in substantially the same proportions; (iv) a material diminution in your authority, duties, or responsibilities (other than temporarily or while you are physically or mentally incapacitated or as required by applicable law), (v) the relocation of your principal place of employment to a facility that is more than fifty (50) miles outside of the Austin, Texas metropolitan area; provided, however, that you may not terminate your employment for Good Reason unless (x) you have provided written notice to AMD’s Chief Executive Officer of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, (y) AMD has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances and has failed to cure such circumstances, and (z) you terminate your employment within ten days of the expiration of such thirty (30)-day cure period.

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Exhibit 10.2

7171 Southwest Parkway
Austin, TX, 78735
512-602-1000

For this purpose, “Cause” shall mean: (i) your repeated failure to perform assigned duties after being notified in writing of such failure with an opportunity to correct, or (ii) if you commit or participate in a willful act of embezzlement, fraud, misappropriation or dishonesty. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or with reasonable belief that your action or omission was not in the best interests of AMD. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by AMD’s board of directors or based upon the advice of counsel for AMD shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of AMD.
The Severance Benefits are intended to be the exclusive severance benefits payable to you during the first three years of your employment with AMD; provided, however, that, if you receive severance benefits payable in connection with a change of control of AMD pursuant to your Change in Control Agreement, you hereby acknowledge and agree that no Severance Benefits will be paid or provided to you under the terms of this Agreement. After the first three years of your employment with AMD, you will be eligible to participate in AMD’s severance plan for executives at your level.
I, Sandeep Chennakeshu, accept and agree to the terms of this Addendum:

Signature /s/Sandeep Chennakeshu
Date Jan 15, 2019

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